Exhibit 99.1

WARNER MUSIC GROUP CORP. REPORTS FIRST-QUARTER RESULTS FOR THE

PERIOD ENDED DECEMBER 31, 2006

Digital revenue grows 45% to $100 million or 11% of total revenue

•	Total revenue of $928 million for the first quarter of fiscal 2007 decreased 11% from the prior-year quarter, or 14% on a constant-currency basis.

•

Digital revenue was $100 million, or 11% of total revenue in the quarter, up 45% from $69 million in the prior-year quarter and down 4% sequentially from $104 million in the fourth quarter of fiscal 2006.

•	Operating income declined 44% to $80 million in the quarter compared to $144 million in the prior-year quarter.

•	Operating income before depreciation and amortization (OIBDA) declined 31% to $140 million from $202 million in the prior-year quarter.

•	Net income of $0.12 per diluted share in the quarter was down from $0.46 per diluted share in the prior-year quarter.

NEW YORK, February 8, 2007—Warner Music Group Corp. (NYSE: WMG) today announced its first-quarter financial results for the period ended December 31, 2006.

“Last year’s successes provide an excellent foundation on which to build. As expected, we faced unusually difficult year-over-year comparisons this quarter, which do not reflect our prospects for the fiscal year” said Edgar Bronfman, Jr., Warner Music Group’s Chairman and CEO. “We remain the leader in the music industry’s digital transformation, having concluded a series of key partnership agreements and having reached the $100 million threshold in digital revenue for two consecutive quarters. Even in the face of a challenging market backdrop, we continue to deliver value to our shareholders and aggressively seek new opportunities for growth.”

Michael Fleisher, Warner Music Group’s Executive Vice President and CFO, added: “As we have previously discussed, based on the timing of our releases, we expect 2007 to be a back-end-weighted year. We manage our performance on a full-year basis, and are confident about the 2007 fiscal year.”

First-Quarter Results

For the first quarter of fiscal 2007, revenue declined 11% to $928 million from $1,044 million in the same period last year. This decline was driven by tough Recorded Music comparisons and a difficult Recorded Music business environment. On a constant-currency basis, quarterly revenue declined 14%. Declines in our physical Recorded Music and, to a much lesser extent, our Music Publishing business, contributed to the revenue declines on a constant-currency basis. Domestic revenue decreased 12% while international revenue was down 11%, or 16% on a constant-currency basis.

Operating income for the quarter declined 44% to $80 million from $144 million in the prior-year quarter and operating margin was 8.6%.

OIBDA for the quarter declined 31% to $140 million from $202 million in the prior-year quarter and OIBDA margin was 15.1%. The OIBDA margin this quarter reflected margin benefits in last-year’s quarter related primarily to higher-selling major artist releases, negative operating leverage from lower sales on a similar fixed cost base and a variation in the company’s product mix.

Net income was $18 million, or $0.12 per diluted share, for the quarter. Net income in the first quarter of fiscal 2006 was $69 million, or $0.46 per diluted share.

The company also reported a cash and short-term investments balance of $337 million (including a cash balance of $327 million and short-term investments of $10 million), total long-term debt of $2.3 billion and net debt (total long-term debt minus cash and short-term investments) of $1.9 billion, all as of December 31, 2006.

For the quarter, net cash provided by operating activities was $37 million. Free Cash Flow (calculated by taking cash flow from operations less capital expenditures and cash paid or received for investments) was $16 million, compared to $13 million in the comparable fiscal 2006 quarter. Unlevered After-Tax Cash Flow (calculated by excluding cash interest paid from Free Cash Flow) was $65 million, compared to $60 million in the comparable fiscal 2006 quarter (see below for complete definitions and calculations of Free Cash Flow and Unlevered After-Tax Cash Flow).

Below is the business segment discussion for the quarter.

Recorded Music

Revenue for the company’s Recorded Music business decreased 13% from the prior-year quarter to $800 million, and declined 16% on a constant-currency basis. Softer domestic and European sales were the most significant contributors to this decline while Asia Pacific sales were helped by strength in Japanese local repertoire. Recorded Music digital revenue of $93 million grew 45% over the prior-year quarter and represented 12% of total Recorded Music revenue. Domestic Recorded Music digital revenue was $61 million, or 17% of total domestic Recorded Music revenue.

Major sellers in the quarter included titles from Josh Groban, My Chemical Romance, Eric Clapton, Diddy and Luis Miguel. Domestic Recorded Music revenue was $362 million in the quarter, down 11% from the prior-year quarter, while international

Recorded Music revenue was $438 million, down 15% from the prior-year quarter, or 19% on a constant-currency basis. Declines in domestic and international quarterly revenue were largely the result of fewer comparable releases year-over-year, which in last year’s quarter included global multi-platinum sales from Madonna, Enya, Green Day and James Blunt.

Recorded Music operating income totaled $99 million in the quarter, down from $166 million in the prior-year quarter, resulting in an operating margin of 12.4% compared to 18.0% in the prior-year quarter.

Recorded Music OIBDA was $141 million for the quarter, compared to $206 million in the prior-year quarter. Recorded Music OIBDA margin was 17.6%, down 4.8 percentage points from the prior-year quarter. The OIBDA margin and operating margin declines in the quarter reflected margin benefits in last-year’s quarter related primarily to higher-selling major artist releases, negative operating leverage from lower sales on a similar fixed cost base and a variation in the company’s product mix.

Music Publishing

Music Publishing revenue in the quarter increased by 2% from the prior-year quarter to $133 million, but fell 3% on a constant-currency basis. Digital revenue from Music Publishing was $7 million, which represented 5.3% of total Music Publishing revenue for the quarter.

On a constant-currency basis, year-over-year declines in quarterly mechanical revenue and synchronization revenue of 5% were partially offset by a 40% increase in digital revenue. Performance revenue was flat year-over-year. Mechanical revenue declines reflected continuing declines in industry-wide physical Recorded Music sales.

Music Publishing operating income fell to $3 million in the quarter from $6 million in the prior-year quarter. Music Publishing OIBDA was $19 million for the quarter, compared to $21 million in the prior-year quarter. Declines in Music Publishing operating income and OIBDA reflected additional investments in publishing assets to drive our long-term growth plan.

Financial details for the first quarter of fiscal 2007 can be found in the company’s current Form 10-Q, filed today with the Securities and Exchange Commission.

This morning, management will be hosting a conference call to discuss the results at 8:00 A.M. EST. The call will be webcast on www.wmg.com.

About Warner Music Group

Warner Music Group became the only stand-alone music company to be publicly traded in the United States in May 2005. With its broad roster of new stars and legendary artists, Warner Music Group is home to a collection of the best-known record labels in the music industry including Asylum, Atlantic, Bad Boy, Cordless, East West, Elektra, Lava, Maverick, Nonesuch, Perfect Game, Reprise, Rhino, Roadrunner, Rykodisc, Sire, Warner Bros. and Word. Warner Music International, a leading company in national and international repertoire, operates through numerous international affiliates and licensees in more than 50 countries. Warner Music Group also includes Warner/Chappell Music, one of the world’s leading music publishers.

“Safe Harbor” Statement under Private Securities Litigation Reform Act of 1995

This communication includes forward-looking statements that reflect the current views of Warner Music Group about future events and financial performance. Words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts” and variations of such words or similar expressions that predict or indicate future events or trends, or that do not relate to historical matters, identify forward-looking statements. All forward-looking statements are made as of today, and we disclaim any duty to update such statements. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them. However, we cannot assure you that management’s expectations, beliefs and projections will result or be achieved. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from our expectations. Please refer to our Form 10-K and our other filings with the Securities and Exchange Commission concerning factors that could cause actual results to differ materially from those described in our forward-looking statements.

Figure 1. Warner Music Group Corp. - Consolidated Statement of Operations, Three Months Ended 12/31/06 versus 12/31/05 (dollars in millions, except per share amounts)

	Three Months Ended December 31, 2006	Three Months Ended December 31, 2005	% Change

	(unaudited)	(unaudited)
Revenues:	$928	$1,044	(11)%
Costs and expenses:
Cost of revenues	(508)	(530)	4%
Selling, general and administrative expenses	(290)	(323)	10%
Amortization of intangible assets	(50)	(47)	(6)%

Total costs and expenses	$(848)	$(900)	6%

Operating income	$80	$144	(44)%
Interest expense, net	(47)	(45)	(4)%

Net income before income taxes	$33	$99	(67)%
Income tax expense	(15)	(30)	50%

Net income	$18	$69	(74)%

Net income per share:
Basic	$0.12	$0.49	(75)%

Diluted	$0.12	$0.46	(73)%

Weighted averages shares outstanding:
Basic	144.9	141.4	2%

Diluted	151.5	150.5	1%

Figure 2. Warner Music Group Corp. - Consolidated Balance Sheets as of 12/31/2006 and 9/30/06 (dollars in millions)

	December 31, 2006	September 30, 2006	% Change

	(unaudited)	(audited)
Assets:
Current Assets
Cash & cash equivalents	$327	$367	(11)%
Short-term investments	10	18	(44)%
Accounts receivable, less allowances of $233 and $207	610	585	4%
Inventories	63	59	7%
Royalty advances (to be recouped w/in 1 year)	199	191	4%
Deferred tax assets	53	45	18%
Other current assets	84	35	140%

Total Current Assets	$1,346	$1,300	4%
Royalty advances (to be recouped after 1 year)	216	207	4%
Investments	26	25	4%
Property, plant & equipment, net	135	146	(8)%
Goodwill	943	929	2%
Intangible assets subject to amortization, net	1,679	1,711	(2)%
Intangible assets not subject to amortization	100	100	—
Other assets	99	102	(3)%

Total Assets	$4,544	$4,520	1%

Liabilities & Shareholders’ Equity:
Current Liabilities
Accounts payable	$197	$209	(6)%
Accrued royalties	1,225	1,142	7%
Taxes & other withholdings	45	32	41%
Current portion of long-term debt	17	17	—
Dividend payable	22	22	—
Other current liabilities	310	377	(18)%

Total current liabilities	$1,816	$1,799	1%

Long-term debt	$2,249	$2,239	0%
Dividends payable	3	3	—
Deferred tax liabilities, net	196	197	(1)%
Other noncurrent liabilities	225	224	0%

Total Liabilities	$4,489	$4,462	1%

Common stock	—	—	—
Additional paid-in capital	572	567	1%
Accumulated deficit	(517)	(516)	0%
Accumulated other comprehensive income	—	7	(100)%

Total Shareholders’ Equity	$55	$58	(5)%

Total Liabilities & Shareholders’ Equity	$4,544	$4,520	1%

Figure 3. Warner Music Group Corp. - Summarized Statement of Cash Flows, Three Months Ended 12/31/06 versus 12/31/05 (dollars in millions)

	Three Months Ended December 31, 2006	Three Months Ended December 31, 2005

	(unaudited)	(unaudited)
Net cash provided by operating activities	$37	$29
Net cash used in by investing activities	(58)	(16)
Net cash used in financing activities	(21)	(22)
Effect of foreign currency exchange rates on cash	2	(1)

Net decrease in cash	$(40)	$(10)

Supplemental Disclosures Regarding Non-GAAP Financial Information

OIBDA

We evaluate our operating performance based on several factors, including our primary financial measure of operating income before non-cash depreciation of tangible assets and non-cash amortization of intangible assets (which we refer to as OIBDA). We consider OIBDA to be an important indicator of the operational strengths and performance of our businesses, and believe the presentation of OIBDA helps improve the ability to understand the company’s operating performance and evaluate our performance in comparison to comparable periods. However, a limitation of the use of OIBDA as a performance measure is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenue in our businesses. Accordingly, OIBDA should be considered in addition to, not as a substitute for, operating income, net income (loss) and other measures of financial performance reported in accordance with accounting principles generally accepted in the U.S (“GAAP”).

Figure 4. Warner Music Group Corp. - Reconciliation of OIBDA to Net Income, Three Months Ended 12/31/06 versus 12/31/05 (dollars in millions)

	Three Months Ended December 31, 2006	Three Months Ended December 31, 2005	% Change

	(unaudited)	(unaudited)
OIBDA	$140	$202	(31)%
Depreciation expense	(10)	(11)	9%
Amortization expense	(50)	(47)	(6)%

Operating income	$80	$144	(44)%
Interest expense, net	(47)	(45)	(4)%

Income before income taxes	$33	$99	(67)%
Income tax expense	(15)	(30)	50%

Net income	$18	$69	(74)%

OIBDA Margin	15.1%	19.3%
Operating Income Margin	8.6%	13.8%

Figure 5. Warner Music Group Corp. - Reconciliation of GAAP Operating Income to Non-GAAP OIBDA, for the Three Months ended 12/31/06 versus 12/31/05 (dollars in millions)

	Three Months Ended December 31, 2006	Three Months Ended December 31, 2005	% Change

	(unaudited)	(unaudited)
Total WMG Operating Income - GAAP	$80	$144	44%
Depreciation and Amortization	60	58	3%

Total WMG OIBDA	$140	$202	31%

Recorded Music Operating Income - GAAP	$99	$166	(40)%
Depreciation and Amortization	42	40	5%

Recorded Music OIBDA	$141	$206	(32)%

Music Publishing Operating Income - GAAP	$3	$6	(50)%
Depreciation and Amortization	16	15	7%

Music Publishing OIBDA	$19	$21	(10)%

Constant Currency

As exchange rates are an important factor in understanding period to period comparisons, we believe the presentation of results on a constant-currency basis in addition to reported results helps improve the ability to understand the company’s operating results and evaluate our performance in comparison to prior periods. Constant-currency information compares results between periods as if exchange rates had remained constant period-over-period. We use results on a constant-currency basis as one measure to evaluate our performance. However, a limitation of the use of the constant-currency results as a performance measure is that it does not reflect the $34 million, $27 million and $6 million unfavorable impact of exchange rates on our Total, Recorded Music and Music Publishing revenue, respectively, in the three months ended December 31, 2006 compared to the comparable prior-year three months. These results should be considered in addition to, not as a substitute for, results reported in accordance with GAAP. Results on a constant-currency basis, as we present them, may not be comparable to similarly titled measures used by other companies and is not a measure of performance presented in accordance with GAAP.

Figure 6. Warner Music Group Corp. - Reconciliation of GAAP Operating Income to Non-GAAP OIBDA, Constant Currency for the Three Months ended 12/31/06 versus 12/31/05 (dollars in millions)

	Three Months Ended December 31, 2006	Three Months Ended December 31, 2005	% Change

	As reported	Constant $
	(unaudited)	(unaudited)
Total WMG Operating Income - GAAP	$80	$150	(47)%
Depreciation and Amortization	60	59	2%

Total WMG OIBDA	$140	$209	(33)%

Recorded Music Operating Income - GAAP	$99	$170	(42)%
Depreciation and Amortization	42	41	2%

Recorded Music OIBDA	$141	$211	(33)%

Music Publishing Operating Income - GAAP	$3	$7	(57)%
Depreciation and Amortization	16	15	7%

Music Publishing OIBDA	$19	$22	(14)%

Figure 7. Warner Music Group Corp. - Revenue by Geography, Three Months Ended 12/31/06 versus 12/31/05 As Reported and Constant Currency (dollars in millions)

	Three Months Ended December 31, 2006	Three Months Ended December 31, 2005	Three Months Ended December 31, 2005

	As reported	As reported	Constant $
	(unaudited)	(unaudited)	(unaudited)
Revenue by Geography:
US revenue	406	459	459
Recorded Music	362	407	407
Music Publishing	44	52	52
International revenue	527	592	625
Recorded Music	438	513	540
Music Publishing	89	79	85
Intersegment eliminations	$(5)	$(7)	$(6)

	$928	$1,044	$1,078

Revenue by Segment:
Recorded Music	$800	$920	$947
Music Publishing	133	131	137
Intersegment eliminations	(5)	(7)	(6)

Total Revenue	$928	$1,044	$1,078

Free Cash Flow

Free Cash Flow reflects our cash flow provided by operating activities less capital expenditures and cash paid or received for investments. We use Free Cash Flow, among other measures, to evaluate our operating performance. Management believes Free Cash Flow provides investors with an important perspective on the cash available to service debt, make strategic acquisitions and investments, fund ongoing operations and working capital needs and pay ongoing regular quarterly dividends. As a result, Free Cash Flow is a significant measure of our ability to generate long-term value. It is useful for investors to know whether this ability is being enhanced or degraded as a result of our operating performance. We believe the presentation of Free Cash Flow is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by management. In addition, Free Cash Flow is also a primary measure used externally by our investors and analysts for purposes of valuation and comparing the operating performance of our company to other companies in our industry.

As Free Cash Flow is not a measure of performance calculated in accordance with GAAP, Free Cash Flow should not be considered in isolation of, or as a substitute for, net income (loss) as an indicator of operating performance or cash flow provided by operating activities as a measure of liquidity. Free Cash Flow, as we calculate it, may not be comparable to similarly titled measures employed by other companies. In addition, Free Cash Flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of our ability to fund our cash needs.

As Free Cash Flow deducts capital expenditures and cash paid or received for investments from “cash flow provided by operating activities” (the most directly comparable GAAP financial measure), users of this information should consider the types of events and transactions that are not reflected. We provide below a reconciliation of Free Cash Flow to the most directly comparable amount reported under GAAP — “cash flow provided by operating activities.”

Unlevered After-Tax Cash Flow

Free Cash Flow includes cash paid for interest. We also review our cash flow adjusted for cash interest, a measure we call Unlevered After-Tax Cash Flow. Management believes this measure provides investors with an additional important perspective on our cash generation ability. We consider Unlevered After-Tax Cash Flow to be an important indicator of the performance of our businesses and believe the presentation is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by management. A limitation of the use of this measure is that it does not reflect cash interest and, therefore, does not necessarily represent funds available for discretionary use, and is not necessarily a measure of the company’s ability to fund its cash needs. Accordingly, this measure should be considered in addition to, not as a substitute for, net cash flow provided by operating activities and other measures of liquidity reported in accordance with accounting principles generally accepted in the U.S.

Figure 8. Warner Music Group Corp. - Calculation of Free Cash Flow and Unlevered After-Tax Cash Flow, Three Months Ended 12/31/06 versus 12/31/05 (dollars in millions)

	Three Months Ended December 31, 2006	Three Months Ended December 31, 2005

	(unaudited)	(unaudited)
Net cash flow provided by operating activities	$37	$29
Less: Capital expenditures	5	5
Less: Cash paid (received) for investments, net, excluding short-term investments	16	11

Free Cash Flow (a)	$16	$13

(a)	- Free Cash Flow includes cash paid for interest as follows (in millions):

	Three Months Ended December 31, 2006	Three Months Ended December 31, 2005

Free Cash Flow	$16	$13
Plus: Cash paid for interest	49	47

Unlevered After-Tax Cash Flow	$65	$60

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Media Contact:	Investor Contact:

Will Tanous	Jill Krutick
(212) 275-2244	(212) 275-4790

Will.Tanous@wmg.com	Jill.Krutick@wmg.com